               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 4                                                      OMB APPROVAL
                                                   -----------------------------
[_] Check this box if no longer                    OMB NUMBER:  3235-0287
    subject to Section 16. Form 4                  Expires:  September 30, 1998
    or Form 5 obligations may                      Estimated average burden
    continue. See Instruction 1(b).                hours per response ...... 0.5
                                                   -----------------------------


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)
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1. Name and Address of Reporting Person*

  Atchison,                           Robert                            L.
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  (Last)                             (First)                         (Middle)

  500 Broadway, M/S 1202
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                                    (Street)

  Redwood City,                       CA                             94063-3199
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  (City)                             (State)                          (Zip)


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2. Issuer Name and Ticker or Trading Symbol

Ampex Corporation (AXC)
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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Year

5/99
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5. If Amendment, Date of Original   (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
       (Check all applicable)


                  Director                         10% Owner
           -----                           ------

             X     Officer (give                    Other (Specify
           -----           title below)    ------         below)

                             Vice President
                   ----------------------------------

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7. Individual or Joint/Group Filing (Check Applicable Laws)

   X    Form filed by One Reporting Person
  ----
        Form filed by More than One Reporting Person
  ----

                         Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security          2. Trans-   3. Trans-      4. Securities Acquired (A)    5. Amount of    6. Ownership  7. Nature
   (Instr. 3)                    action      action         or Disposed of (D)            Securities      Form:         of Indirect
                                 Date        Code                                         Beneficially    Direct        Beneficial
                                            (Instr. 8)      (Instr. 3,4 and 5)            Owned at       (D) or         Ownership
                                (Month/   ------------   --------------------------       End of Month    Indirect     (Instr. 4)
                                 Day/      Code    V      Amount   (A) or    Price       (Instr. 3       (I)
                                 Year)                             (D)                     and 4)        (Instr. 4)
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

Class A Common  Stock         5/26/99     S              22,300    D         4 5/16     $   0          D
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------
Class A Common  Stock         5/26/99     S               7,500    D         4  3/8     $   0          D
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------
Class A Common  Stock         5/26/99     S                 840    D         4  1/2     $   0          D
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------
Class A Common  Stock         5/26/99     S               4,700    D         4 7/16     $   0          D
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------
Class A Common  Stock         5/28/99     S              16,000    D         4  1/2     $   0          D
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


                                                                         (Over)
                                                                SEC 1474 (7-97)

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

FORM 4 (continued)


                          Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security  2. Conversion    3. Transaction  4. Transacation   5. Number of Derivative      6. Date Exercisable
  (Instr. 3)                        or Exercise      Date            Code              Securities Acquired (A)      and Expiration
                                    Price of        (Month/Day/      (Instr. 8)        or Disposed of (D)           Date
                                    Derivative       Year)                            (Instr. 3, 4, and 5)         (Month/Day/
                                    Security                                                                        Year)
                                                                  ---------------   --------------------------   -------------------
                                                                    Code      V         (A)        (D)            Date    Expiration
                                                                                                                  Exer-   Date
                                                                                                                  cisable
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------
Option to acquire (Note 1)       1.0625           5/25/99         M         V       17,660                       5/6/99    8/6/00
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------
Option to acquire (Note 1)       1.0625           5/25/99         M         V       17,680                       5/6/99   11/6/08
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------
Option to acquire (Note 1)       1.0625           5/28/99         M         V        4,440                       5/6/99   8/6/00
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------
Option to acquire (Note 1)       1.0625           5/28/99         M         V       11,560                       5/6/99   11/6/08
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------


7. Title and Amount of    8. Price of Derivative  9. Number of Derivative     10. Ownership Form           11. Nature of Indirect
   Underlying Securities     Security (Instr. 5)     Securities Beneficially      of Derivative Security:      Beneficial Ownership
  (Instr. 3 and 4)                                   Owned at End of Month        Direct (D) or                (Instr. 4)
                                                     (Instr. 4)                   Indirect (I) (Instr. 4)
------------------------
  Title      Amount or
             Number of
             Shares
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------
Class A
Common Stock              17,660                  $ 0                         0                            D
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------
Class A
Common Stock              17,680                  $ 0                         0                            D
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------
Class A
Common Stock               4,440                  $ 0                         0                            D
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------
Class A
Common Stock              11,560                  $ 0                         0                            D
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

Explanation of Responses:

Note 1 - Exercise of non-qualified stock option granted pursuant to Rule 16(b) under the Ampex Corporation Stock Incentive Plan (the "Plan"). The Column 9 total includes other options outstanding under the Plan that have identical exercise prices and exercisability dates.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                              /s/  Robert L. Atchison               6-7-99
                              _______________________________    ______________
                              **Signature of Reporting Person         Date

                                Robert L. Atchison

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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                                                                 SEC 1474 (7-97)